As Filed with the Securities and Exchange Commission on January 22, 1999
                                         Registration No. 333-

                 SECURITIES AND EXCHANGE COMMISSION
                       Washington. D.C. 20549

                              FORM S-8
                       REGISTRATION STATEMENT
                                Under
                     THE SECURITIES ACT OF 1933

                         eSynch Corporation
          (Exact name of registrant as specified in its charter)
                  Delaware                          87-0461856
      (State or other jurisdiction of incorporation or organization)
                  (I.R.S. Employer Identification No.)
         4600 Campus Drive, Newport Beach, California 92660
              (Address of Principal Executive Offices)


                           JANUARY 1999 STOCK PLAN
                         (Full title of the plan)


                                Tom Hemingway
                           Chief Executive Officer
                            eSynch Corporation
                              4600 Campus Drive
                       Newport Beach, California 92660
                   (Name and address of agent for service)
                              (949) 833-1220
        (Telephone number, including area code, of agent for service)

                                 Copy to:
                   William Vincent Walker, Attorney at Law
             1177 West Loop South, Suite 560 Houston TX 77027

                       CALCULATION OF REGISTRATION FEE

                                     Proposed Maximum  Proposed Maximum
   Title of Securities  Amount To Be   Offering Price  Aggregate Offering    Amount of
     To Be Registered   Registered(1)   Per Share (2)       Price(2)     Registration Fee
   -------------------  -------------  ---------------  -----------------  -------------
     Common Stock.        370,000          $3,9375         $1,456,875         $405.01
    $.001 par value         shares
   -------------------------------------------------------------------------------------

     (1) Includes additional shares of Common Stock that may become issuable pursuant to the anti-dilution adjustment provisions of the January 1999 Stock Plan (the "Plan").

     (2) The aggregate offering price for 370,000 shares of Common Stock registered hereby, which are to be offered to [the Registrant's employees] pursuant to the Plan, is estimated solely for the p purpose of calculating the registration fee, in accordance with Rule 457(h)(1), on the basis of the price of securities of the same class as determined in accordance with Rule 457(c), using the last trading price of the Common Stock of the Registrant as reported on the OTC Market on January 28, 1999.

                     This document contains ___ pages
                       Exhibit Index is on Page ___

|||                              PART II
            INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

     The following documents are incorporated herein by reference:

     (a) The Company's Registration Statement on Form S-3 (Registration No. 333-16295) as filed with the Securities and Exchange Commission (the "Commission") on November 18, 1996, as amended August 4, 1998;

     (b) The description of the Registrant's Common Stock that is contained in the Registrant's Registration Statement on Form 8-A filed under Section 12 of the Exchange Act, including any amendment or report filed for the purpose of updating that description;

     (c) The Company's Annual Report on Form 10KSB for the fiscal year ended December 31, 1997, as filed with the Commission on April, 16, 1998, and as amended on August 4, 1998;

     (d) The Company's Quarterly Report on Form 10QSB for the quarter ended March 31, 1998, as filed with the Commission on May 21, 1998, and as amended on August 19, 1998;

     (e) The Company's Quarterly Report on Form 10QSB for the quarter ended September 30, 1998, as filed with the Commission on November 25, 1998, and as amended

     All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all of such securities then remaining unsold, shall be deemed to be incorporated herein by reference and to be a part hereof from the date of filing of such documents, except as to any portion of any future annual or quarterly report to stockholders or document that is not deemed filed under such provisions. For the purposes of this registration statement, any statement in a document incorporated by reference shall be deemed to be modified or superseded to the extent that a statement contained in this registration statement modifies or supersedes a statement in such document.
Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 6.  Indemnification of Directors and Officers.

     The Company's Bylaws provide that the Company will indemnify its directors and officers and may indemnify its employees and other agents to the fullest extent permitted by the General Corporation Law of the State of Delaware (the "DGCL"). The Company believes that indemnification under its Bylaws covers at least negligence and gross negligence by indemnified parties, and permits the Company to advance litigation expenses in the case of stockholder derivative actions or other actions, against an undertaking by the indemnified party to repay such advances if it is ultimately determined that the indemnified party is not entitled to indemnification. The Company maintains liability insurance for its officers and directors.

     In addition, the Company's Certificate of Incorporation provides that, pursuant to the DGCL, its directors shall not be liable for monetary damages for breach of the directors' fiduciary duty to the Company and its stockholders. This provision in the Certificate of Incorporation does not eliminate the directors' fiduciary duty, and in appropriate circumstances equitable remedies such as injunctive or other forms of non-monetary relief will remain available under the DGCL. In addition, each director will continue to be subject to liability for breach of the director's duty of loyalty to the Company for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under the DGCL. The provision also does not affect a director's responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.

     The Company has entered into separate indemnification agreements with its directors and officers. These agreements require the Company, among other things, to indemnify them against liabilities that may arise by reason of their status or service as directors or officers (other than liabilities arising from actions not taken in good faith or in a manner the indemnitee believed to be opposed to the best interests of the Company), and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified. Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "1933 Act"), may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Commission, such indemnification is against public policy as expressed in the 1933 Act and is therefore unenforceable.

Item 8.  Exhibits.

     The following exhibits are filed as part of this Registration Statement:

     Number              Description

      4.1 January 1999 Stock Plan, including 310,000 shares of Esynch Common Stock granted and issued to individual consultants named on the attached Corporate Resolutions.

      4.2     Corporate Resolutions

      5.1     Opinion Special Counsel to the Registrant, William
               Vincent Walker.

      23.1 Consent of William Vincent Walker, an Attorney at Law (included in the Opinion filed as Exhibit 5.1).

     23.2     Consent of Hanson and Barnett, independent auditors.

     24.1 Power of Attorney (included on signature page to the Registration Statement at page S-1).

Item 9.  Undertakings.

      (a)     The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                         (i)  To include any prospectus required by
                              Section 10(a)(3) of the Securities Act;

                         (ii) To reflect in the prospectus any facts
                              or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

                         (iii)To include any material information with respect
                              to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) shall not apply if the information required to be included in a post-effective amendment by these paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                               SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Newport Beach, State of California, on the 22nd day of January, 1999.


                              ESYNCH CORPORATION



                              By:  /S/ Thomas Hemingway
                                   -------------------------
                                   Thomas Hemingway
                                   Chief Executive Officer


                              POWER OF ATTORNEY

     We, the undersigned officers and directors of eSynch Corporation, do hereby constitute and appoint Thomas Hemingway or Richard Hutt, or either of them, as our true and lawful attorneys and agents, to do any and all acts and things in our name and behalf in our capacities as directors and officers and to execute any and all instruments for us and in our names in the capacities indicated below, which said attorneys and agents, or either of them, may deem necessary or advisable to enable said corporation to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission in connection with this Registration Statement, including specifically, but without limitation, power and authority to sign for us or any of us in our names and in the capacities indicated below, any and all amendments (including post- effective amendments) hereto or any related registration statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended; and we do hereby ratify and confirm all that the said attorneys and agents, or either of them, shall do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.



    Signature                       Title                    Date



 /S/Thomas Hemingway     President, Chief Executive     January 28, 1999
 -------------------     Officer and Director
                         (Principal Executive Officer)



  /S/ T. Richard Hutt    Secretary, Treasurer           January 28, 1999
  -------------------     Director




  /S/ Kirit Goradia      Principal Financial and         January 28, 1999
  -----------------        Accounting Officer



  /S/ James H. Budd      Vice President                   January 28, 1999
  -----------------        Director








                            EXHIBIT INDEX



     Exhibit
     Number               Description
     --------             -----------

       4.1          January 1999 Stock Plan (the "Plan").

       4.2          Corporate Resolutions

       5.1          Opinion of William Vincent Walker, special counsel
                     to the Registrant

      23.1          Consent of William Vincent Walker. (included in the
                     Opinion filed as Exhibit 5.1).

      23.2          Consent of Hansen, Barnett and Maxwell, independent
                     auditors

      24.1          Power of Attorney (included on signature page to
                     the Registration Statement